Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Timothy M. MacPhee
Treasurer, VP – Investor Relations
		Telephone:	(978) 689-6201
		Fax:	(978) 794-0353

WATTS WATER TECHNOLOGIES REPORTS FIRST QUARTER 2020 RESULTS

▪	Sales of $383 million were down 2% and 1% organically primarily as a result of the impact of the COVID-19 pandemic; foreign exchange was a 1% headwind

▪	GAAP operating margin of 12.5%, up 50 bps; adjusted operating margin of 12.6%, up 20 bps

▪	GAAP and adjusted EPS of $0.94 and $0.95, respectively; up 3% on GAAP basis and up 1% on adjusted basis

▪	Initiated cost and cash management actions to mitigate COVID-19 impact on business

▪	Enhanced financial flexibility by extending existing credit facility; low net debt leverage ratio of 0.5x at quarter-end

▪	Withdrawing 2020 full year outlook due to COVID-19 uncertainty

Note: Current quarter performance relative to comparable first quarter in 2019

North Andover, MA…May 6, 2020. Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the first quarter of 2020.

Chief Executive Officer Robert J. Pagano Jr. commented, “During the quarter, we implemented comprehensive safety measures to ensure the health and safety of our employees while simultaneously continuing to support the critical needs of our customers. I am grateful to our employees for their resilience in such an unsettling and stressful time. Their efforts delivered solid first quarter results despite the many challenges encountered due to the COVID-19 pandemic. While our operating performance was commendable, we are anticipating the impact of COVID-19 will have a significant adverse effect on world economies, including demand in our end markets. Given the unprecedented uncertainty in the markets, we are withdrawing the 2020 full year outlook we provided in February.”

A summary of first quarter results is as follows:

	First Quarter Earnings Summary
(In millions, except per share information)	2020	2019	% Change

Sales	$382.6	$388.7	-2%

Net income	32.0	31.0	3%

Diluted earnings per share	$0.94	$0.91	3%

Special items (1)	0.01	0.03

Adjusted earnings per share (1)	$0.95	$0.94	1%

(1)	Special items and adjusted earnings per share represent non-GAAP financial measures. For a reconciliation of GAAP to non-GAAP items please see the tables attached to this press release.

First Quarter 2020 Highlights as Compared to First Quarter 2019

•

Sales decreased 2% on a reported basis and 1% organically. The decrease in sales was primarily caused by the impact of COVID-19, estimated to be $10 million to $15 million for the quarter, which affected all regions, as did one less shipping day in 2020. Reported operating margin increased 50 basis points and adjusted operating margin increased 20 basis points. Regionally:

Americas

o	Sales increased 1% on a reported basis and were flat organically as growth in water quality, heating and hot water products and drains was offset by a reduction in fluid solutions products.
o

Operating margin decreased by 10 basis points on a reported basis and increased 10 basis points on an adjusted basis, as benefits from pricing, productivity and cost actions were substantially offset by inflation and incremental investments including research and development for new products, commercial excellence, technology and information systems. Reported operating margin was also impacted by footprint optimization costs incurred in 2020.

Europe

o

Sales decreased 5% on a reported basis, including a 3% negative foreign exchange impact, and down 2% organically. Strength in the drains platform was more than offset by a reduction in fluid solutions products.

o

Operating margin increased 110 basis points and decreased 20 basis points, on a reported and adjusted basis, respectively. Both margins benefited from price and productivity that was offset by incremental investments, inflation and lower volume. Reduced restructuring charges year over year drove the increase in reported margin.

APMEA

o	Sales decreased 26% on a reported basis, including a 3% negative foreign exchange impact, and down 23% organically. Organically, sales were down in most regions except Korea and New Zealand.
o

Operating margin decreased by approximately 11 percentage points on both a GAAP and adjusted basis. Material declines in both third party and intercompany sales volume due to COVID-19 and incremental investments drove the reduction.

•

Both GAAP and adjusted EPS improved due to productivity savings and reduced interest costs, which were partially offset by lower volume, growth investments and negative foreign currency movements. GAAP EPS was also positively affected by reduced restructuring charges year over year.

Cash Flow and Capital Allocation

•

For the first quarter of 2020, operating cash flow was negative $1 million and net capital expenditures were $7 million, resulting in free cash flow of negative $8 million. In the comparable period last year, operating cash flow was negative $24 million and net capital expenditures were $7 million, resulting in free cash flow of negative $31 million. Free cash flow improved primarily due to better working capital management and incremental profit.

•

Effective April 24, 2020, the Company successfully extended its credit facility for an additional year. The Company’s balance sheet remains strong, with a low net debt to EBITDA leverage ratio of 0.5x at March 29, 2020.

•

The Company repurchased approximately 175,000 shares of Class A common stock at a cost of $14.7 million during the first quarter. We expect to temporarily suspend our stock repurchase program to preserve capital in the near-term.

COVID-19 Response

Employee Safety and Business Continuity

•

Many of Watts’ products qualify as essential under local, state and national guidelines and orders, as such the Company is considered an essential business providing essential products. We are working with our suppliers to make sure they receive the same designation.

•

We created a COVID-19 Task Force to protect our employees while maintaining production capabilities and have implemented social distancing guidelines and temperature monitoring, provided personal protective equipment, promoted work from home policies, where practical, and established a COVID-19 website for employees, which includes the latest CDC and other government protocols.

•	We established a COVID-19 Customer Hotline in the US to support critical infrastructure projects and are in ongoing communication with customers to support their business continuity.

Cost Management

•

Operationally, the COVID-19 pandemic has resulted in lower demand and volume declines. We have initiated several cost management actions that are anticipated to reduce ongoing costs. We will continue to evaluate additional cost actions as needed. Cost management actions implemented include:

o	Merit deferrals, salary and incentive reductions, furloughs and reduced discretionary spending
o	Factory overhead cost reductions
o	Renegotiating material costs
o	Headcount reductions

Capital Preservation

•	In addition to the above and as it pertains to capital outlays, we are:
o	Planning to temporarily suspend our stock repurchase program
o	Maintaining a flat dividend rate
o	Reducing capital expenditures
o	Deferring payment of employer payroll tax expenditures

Mr. Pagano concluded, “While we navigate through this turbulent environment, we will focus on managing what is within our control. We are addressing COVID-19 disruptions by initiating various cost reduction and cash preservation programs to mitigate its impact. We will continue to implement these programs over the remainder of 2020. Further, we believe the actions we have taken over the last several years to strengthen our portfolio and increase customer intimacy, along with aggressively paying down debt, has put us in a very strong financial position. We maintain ample liquidity to work through these uncertain times, and we expect to continue to invest for the future. We have an experienced management team that is proactively managing this situation and I am confident that we will come out of this as a stronger company.”

For a reconciliation of GAAP to non-GAAP items and a statement regarding the usefulness of these measures to investors and management in evaluating our operating performance, please see the tables attached to this press release.

Watts Water Technologies, Inc. will hold a live webcast of its conference call to discuss first quarter 2020 results on Thursday, May 7, 2020, at 9:00 a.m. EDT. This press release and the live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the webcast, an archived version of the call will be available at the same address until May 7, 2021.

The Company's 2020 Annual Meeting of Stockholders will be held at 9:00 a.m. EDT on Wednesday, May 13, 2020 at the Company’s executive offices located at 815 Chestnut Street, North Andover, Massachusetts.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’s expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This Press Release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the impact of COVID-19 on our 2020 results, and anticipated cost savings and free cash flow improvements. These forward-looking statements reflect our current views about future events. You should not rely on forward-looking statements because our actual results may differ materially from those predicted as a result of a number of potential risks and uncertainties. These potential risks and uncertainties include, but are not limited to: the effects of the 2017 Tax Act; the timing and expected impact of tariffs, the effectiveness, the timing and the expected savings associated with our cost cutting actions, restructuring and transformation programs and initiatives; current economic and financial conditions, which can affect the housing and construction markets where our products are sold, manufactured and marketed; shortages in and pricing of raw materials and supplies; our ability to compete effectively; changes in variable interest rates on our borrowings; failure to expand our markets through acquisitions; failure to successfully develop and introduce new product offerings or enhancements to existing products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries where we market our products, such as plumbing and heating wholesalers and home improvement retailers; environmental compliance costs; product liability risks; changes in the status of current litigation; the risks and uncertainties relating to the COVID-19 pandemic; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 15 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and our subsequent filings with the SEC. We undertake no duty to update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	First Quarter Ended
	March 29,	March 31,
	2020	2019
Net sales	$382.6	388.7
Cost of goods sold	219.8	224.5
GROSS PROFIT	162.8	164.2
Selling, general and administrative expenses	115.0	116.1
Restructuring	—	1.4
OPERATING INCOME	47.8	46.7
Other (income) expense:
Interest income	(0.1)	(0.1)
Interest expense	3.0	3.6
Other expense, net	0.3	0.5
Total other expense	3.2	4.0
INCOME BEFORE INCOME TAXES	44.6	42.7
Provision for income taxes	12.6	11.7
NET INCOME	$32.0	$31.0

BASIC EPS
NET INCOME PER SHARE	$0.94	0.91
Weighted average number of shares	34.0	34.2
DILUTED EPS
NET INCOME PER SHARE	$0.94	0.91
Weighted average number of shares	34.1	34.2
Dividends declared per share	$0.23	0.21

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	March 29,	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$245.4	$219.7
Trade accounts receivable, less reserve allowances of $13.4 million at March 29, 2020 and $14.3 million at December 31, 2019	236.7	219.8
Inventories, net:
Raw materials	94.2	83.3
Work in process	17.3	15.5
Finished goods	168.1	171.3
Total Inventories	279.6	270.1
Prepaid expenses and other current assets	29.5	25.3
Total Current Assets	791.2	734.9
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	560.6	557.9
Accumulated depreciation	(358.8)	(357.9)
Property, plant and equipment, net	201.8	200.0
OTHER ASSETS:
Goodwill	576.0	581.1
Intangible assets, net	146.1	151.4
Deferred income taxes	2.6	2.7
Other, net	49.7	53.0
TOTAL ASSETS	$1,767.4	$1,723.1

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$117.8	$123.3
Accrued expenses and other liabilities	132.7	133.4
Accrued compensation and benefits	46.3	57.6
Current portion of long-term debt	82.5	105.0
Total Current Liabilities	379.3	419.3
LONG-TERM DEBT, NET OF CURRENT PORTION	296.9	204.2
DEFERRED INCOME TAXES	41.8	38.6
OTHER NONCURRENT LIABILITIES	81.6	83.0
STOCKHOLDERS' EQUITY:
Preferred Stock, $0.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.10 par value; 120,000,000 shares authorized; 1 vote per share; issued and outstanding: 27,544,757 shares at March 29, 2020 and 27,586,416 shares at December 31, 2019	2.8	2.8
Class B common stock, $0.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding: 6,229,290 shares at March 29, 2020 and 6,279,290 at December 31, 2019	0.6	0.6
Additional paid-in capital	597.1	591.5
Retained earnings	515.5	513.9
Accumulated other comprehensive loss	(148.2)	(130.8)
Total Stockholders' Equity	967.8	978.0
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,767.4	$1,723.1

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	First Quarter Ended
	March 29,	March 31,
	2020	2019
OPERATING ACTIVITIES
Net income	$32.0	$31.0
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	7.6	7.5
Amortization of intangibles	3.8	3.9
Loss on disposal, impairment of property, plant and equipment, and other	—	0.5
Stock-based compensation	3.6	4.6
Deferred income tax	3.9	4.5
Changes in operating assets and liabilities:
Accounts receivable	(20.6)	(36.3)
Inventories	(12.7)	(7.8)
Prepaid expenses and other assets	(4.6)	0.2
Accounts payable, accrued expenses and other liabilities	(13.9)	(32.3)
Net cash used in operating activities	(0.9)	(24.2)
INVESTING ACTIVITIES
Additions to property, plant and equipment	(8.9)	(6.9)
Proceeds from sale of property, plant, and equipment	1.4	—
Net cash used in investing activities	(7.5)	(6.9)
FINANCING ACTIVITIES
Proceeds from long-term borrowings	70.0	30.0
Payments of long-term debt	—	(12.5)
Payments for withholding taxes on vested awards	(7.7)	(6.7)
Payments for finance leases	(0.5)	(0.5)
Proceeds from share transactions under employee stock plans	—	0.6
Payments to repurchase common stock	(14.7)	(5.6)
Dividends	(8.0)	(7.3)
Net cash provided by (used in) financing activities	39.1	(2.0)
Effect of exchange rate changes on cash and cash equivalents	(5.0)	(0.8)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25.7	(33.9)
Cash and cash equivalents at beginning of year	219.7	204.1
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$245.4	$170.2

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Amounts in millions)

(Unaudited)

Net Sales

	First Quarter Ended
	March 29, 2020	March 31, 2019

Americas	$262.4	$258.9
Europe	110.2	116.3
APMEA	10.0	13.5
Total	$382.6	$388.7

Operating Income

	First Quarter Ended
	March 29, 2020	March 31, 2019

Americas	$43.4	$43.1
Europe	13.7	13.2
APMEA	(0.1)	1.3
Corporate	(9.2)	(10.9)
Total	$47.8	$46.7

Intersegment Sales

	First Quarter Ended
	March 29, 2020	March 31, 2019

Americas	$2.4	$2.9
Europe	4.1	3.6
APMEA	13.6	16.9
Total	$20.1	$23.4

Key Performance Indicators and Non-GAAP Measures

In this press release, we refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margins, adjusted net income, adjusted earnings per share, organic sales, free cash flow, cash conversion rate of free cash flow to net income,  net debt to capitalization ratio, EBITDA, and net debt leverage ratio) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe that these financial measures enhance the overall understanding of our historical financial performance and give insight into our future prospects. Adjusted operating income, adjusted operating margins, adjusted net income and adjusted earnings per share eliminate certain expenses incurred in the periods presented that relate primarily to our global restructuring programs and footprint optimization costs. Management then utilizes these adjusted financial measures to assess the run-rate of the Company’s operations against those of comparable periods.  Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of foreign exchange, acquisitions and divestitures from period-over-period comparisons. Management believes reporting organic sales growth provides useful information to investors, potential investors and others, and allows for a more complete understanding of underlying sales trends by providing sales growth on a consistent basis. Free cash flow, cash conversion rate of negative free cash flow to net income, the net debt to capitalization ratio, and net debt leverage ratio which are adjusted to exclude certain cash inflows and outlays, or expenses (to arrive at EBITDA), and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash flow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

TABLE 1

RECONCILIATION OF GAAP "AS REPORTED" TO THE "ADJUSTED" NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions, except per share information)

(Unaudited)

CONSOLIDATED RESULTS

	First Quarter Ended
	March 29,	March 31,
	2020	2019

Net sales	$382.6	$388.7

Operating income - as reported	$47.8	$46.7
Operating margin %	12.5%	12.0%

Adjustments for special items:
Restructuring	—	1.4
Footprint optimization	0.4	—

Total adjustments for special items	$0.4	$1.4

Operating income - as adjusted	$48.2	$48.1
Adjusted operating margin %	12.6%	12.4%

Net income - as reported	$32.0	$31.0

Adjustments for special items - tax affected:
Restructuring	—	1.0
Footprint optimization	0.3	—

Total Adjustments for special items - tax affected	$0.3	$1.0

Net income - as adjusted	$32.3	$32.0

Diluted earnings per share - as reported	$0.94	0.91
Adjustments for special items	0.01	0.03
Diluted earnings per share - as adjusted	$0.95	$0.94

TABLE 2

SEGMENT INFORMATION - RECONCILIATION OF GAAP "AS REPORTED" TO THE "ADJUSTED" NON-GAAP

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions)

(Unaudited)

	First Quarter Ended					First Quarter Ended
	March 29, 2020					March 31, 2019
	Americas	Europe	APMEA	Corporate	Total	Americas	Europe	APMEA	Corporate	Total

Net sales	$262.4	110.2	10.0	—	382.6	$258.9	116.3	13.5	—	388.7

Operating income (loss) - as reported	$43.4	13.7	(0.1)	(9.2)	47.8	$43.1	13.2	1.3	(10.9)	46.7
Operating margin %	16.5%	12.4%	-1.0%		12.5%	16.6%	11.3%	9.7%		12.0%

Adjustments for special items	$0.4	—	—	—	0.4	$—	1.4	—	—	1.4

Operating income (loss) - as adjusted	$43.8	13.7	(0.1)	(9.2)	48.2	$43.1	14.6	1.3	(10.9)	48.1
Adjusted operating margin %	16.7%	12.4%	-1.0%		12.6%	16.6%	12.6%	9.7%		12.4%

TABLE 3

SEGMENT INFORMATION - RECONCILIATION OF REPORTED NET SALES TO ORGANIC SALES

(Unaudited)

	First Quarter
	Americas	Europe	APMEA	Total

Reported net sales March 29, 2020	$262.4	$110.2	$10.0	$382.6
Reported net sales March 31, 2019	258.9	116.3	13.5	388.7
Dollar change	$3.5	$(6.1)	$(3.5)	$(6.1)
Net sales % increase (decrease)	1.3%	-5.2%	-25.5%	-1.6%
Decrease due to foreign exchange	0.1%	2.9%	3.0%	1.1%
Increase due to acquisition	-1.0%	0.0%	0.0%	-0.7%
Organic sales increase (decrease)	0.4%	-2.3%	-22.5%	-1.2%

TABLE 4

RECONCILIATION OF NET CASH USED IN OPERATIONS TO FREE CASH FLOW

(Amounts in millions)

(Unaudited)

	First Quarter Ended
	March 29,	March 31,
	2020	2019

Net cash used in operations - as reported	$ (0.9)	$ (24.2)
Less: additions to property, plant, and equipment	(8.9)	(6.9)
Plus: proceeds from sale of property, plant, and equipment	1.4	—
Free cash flow	$ (8.4)	$ (31.1)

Net income - as reported	$ 32.0	$ 31.0

Cash conversion rate of free cash flow to net income	-26.3%	-100.3%

TABLE 5

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	March 29,	December 31
	2020	2019

Current portion of long-term debt	$ 82.5	$ 105.0
Plus: Long-term debt, net of current portion	296.9	204.2
Less: Cash and cash equivalents	(245.4)	(219.7)
Net debt	$ 134.0	$ 89.5

Net debt	$ 134.0	$ 89.5
Plus: Total stockholders' equity	967.8	978.0
Capitalization	$ 1,101.8	$ 1,067.5

Net debt to capitalization ratio	12.2%	8.4%

TABLE 6

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME TO EBITDA AND NET DEBT LEVERAGE RATIO

(Amounts in millions)

(Unaudited)

Trailing Twelve Months
through March 29, 2020

Net income - as reported	$132.6
Plus: Interest expense, net	13.0
Plus: Income taxes	53.4
Plus: Depreciation	31.1
Plus: Amortization	15.5
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$245.6

March 29,
2020
Gross debt	$379.4
Less: Cash and cash equivalents	(245.4)
Net debt	$134.0

Net debt leverage ratio (net debt divided by trailing twelve months EBITDA)	0.5x